Exhibit 10.2

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

BIODESIX, INC.,

AND

THE PURCHASERS

AS SET FORTH HEREIN

APRIL 5, 2024

TABLE OF CONTENTS

1. Definitions		2

2. Purchase and Sale of Securities		5
2.1	Purchase and Sale	5
2.2	Closing	5

3. Representations and Warranties of the Company		5
3.1	Organization and Power; No Subsidiaries	5
3.2	Capitalization	6
3.3	Registration Rights	6
3.4	Authorization	6
3.5	Valid Issuance	7
3.6	Consents	7
3.7	SEC Filings; Financial Statements	7
3.8	Absence of Changes	8
3.9	Absence of Litigation	8
3.10	Compliance with Law; Permits	8
3.11	Intellectual Property	8
3.12	Taxes	9
3.13	Environmental Laws	9
3.14	Title	10
3.15	Insurance	10
3.16	Nasdaq Stock Market	10
3.17	Regulatory Compliance	10
3.18	Compliance with Health Care Laws	11
3.19	Accounting Controls and Disclosure Controls and Procedures	11
3.20	Price Stabilization of Common Stock	12
3.21	Investment Company Act	12
3.22	General Solicitation; No Integration or Aggregation	12
3.23	Brokers and Finders	12
3.24	Reliance by the Purchasers	12
3.25	Anti-Bribery and Anti-Money Laundering Laws	12
3.26	Compliance with Data Privacy Laws	13
3.27	Transactions with Affiliates and Employees	13
3.28	Use of Proceeds	13
3.29	Disclosure	13
3.30	Off-Balance Sheet Arrangements	13
3.31	No Additional Agreements	13
3.32	Disclosure of Transactions	14

4. Representations and Warranties of Each Purchaser		14
4.1	Organization	14
4.2	Authorization	14
4.3	No Conflicts	14
4.4	Residency	15

i

4.5	Brokers and Finders	15
4.6	Investment Representations and Warranties	15
4.7	Intent	15
4.8	Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks	16
4.9	Independent Investment Decision	16
4.10	Securities Not Registered; Legends	16
4.11	Placement Agents	18
4.12	No General Solicitation	18
4.13	Access to Information	19
4.14	Certain Trading Activities	19
4.15	No Governmental Review	19
4.16	Regulation M	19

5. Covenants		20
5.1	Further Assurances	20
5.2	Listing	20
5.3	Disclosure of Transactions	20
5.4	Integration	20
5.5	Subsequent Equity Sales	21
5.6	Use of Proceeds	21
5.7	Removal of Legends	21
5.8	Withholding Taxes	22
5.9	Fees and Taxes	22
5.10	No Conflicting Agreements	22
5.11	Reporting Status	22
5.12	Beneficial Ownership Limitation	22
5.13	Requisite Stockholder Approval	24
5.14	Conversion and Exercise Procedures	24
5.15	Short Sales After the Date Hereof	24
5.16	Equal Treatment of Purchasers	25

6. Conditions of Closing		25
6.1	Conditions to the Obligation of the Purchasers	25
6.2	Conditions to the Obligation of the Company	27

7. Termination		27
7.1	Termination	27
7.2	Notice	28

8. Miscellaneous Provisions		28
8.1	Public Statements or Releases	28
8.2	Notices	29
8.3	Severability	29
8.4	Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury	29
8.5	Waiver	30
8.6	Expenses	31

ii

8.7	Assignment	31
8.8	Confidential Information	31
8.9	Reliance by and Exculpation of Placement Agents	32
8.10	Third Parties	33
8.11	Independent Nature of Purchasers’ Obligations and Right	33
8.12	Counterparts	33
8.13	Entire Agreement; Amendments	33
8.14	Survival	34
8.15	Mutual Drafting	34
8.16	Additional Matters	34
8.17	Further Assurances	34

Exhibits

Exhibit A Purchasers	A-15

Exhibit B Form of Registration Rights Agreement	B-1

Exhibit C Certificate of Designations	C-1

iii

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of April 5, 2024, by and among Biodesix, Inc., a Delaware corporation (the “Company”), and the entities listed on Exhibit A attached to this Agreement (each, a “Purchaser” and together, the “Purchasers”).

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company desires to sell to the Purchasers, and each Purchaser desires to purchase from the Company, severally and not jointly, upon the terms and subject to the conditions stated in this Agreement, shares (the “Securities”) of Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (and including any other class of securities into which the Series A Preferred Stock may hereafter be reclassified or changed into, the “Series A Preferred Stock”), of the Company, having the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions as specified in the Certificate of Designations, in the form attached hereto as Exhibit C (the “Certificate of Designations”), which will be convertible into shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), in accordance with the terms set forth in the Certificate of Designations;

WHEREAS, pursuant to the terms and conditions of the Certificate of Designations, the conversion of the Series A Preferred Stock shall be subject to receipt of the Requisite Stockholder Approval (as defined herein);

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (the “Other Purchasers”) have, severally and not jointly, entered into a separate securities purchase agreement with the Company, dated as of the date hereof (the “Other Securities Purchase Agreement”), pursuant to which such Other Purchasers have agreed to purchase Securities from the Company at the Per Share Price;

WHEREAS, the Company has engaged Cowen and Company, LLC, William Blair & Company, L.L.C., Canaccord Genuity LLC and Lake Street Capital Markets LLC as its exclusive placement agents (the “Placement Agents”) for the offering of the Securities on a “best efforts” basis; and

WHEREAS, contemporaneously with the sale of the Securities, the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the Company will agree to, among other things, provide certain registration rights with respect to the Conversion Shares under the Securities Act and applicable state securities laws.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the Company and each Purchaser, severally and not jointly, agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“2024 SEC Reports” shall mean (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and (b) any Quarterly Reports on Form 10-Q or any Current Reports on Form 8-K filed or furnished (as applicable) by the Company after December 31, 2023, together in each case with any documents incorporated by reference therein or exhibits thereto.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the recitals hereof.

“Amended and Restated Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as currently in effect.

“Amended and Restated Bylaws” shall mean the Bylaws of the Company, as currently in effect.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.25 hereof.

“Approval Closing Date” means two Trading Days following the Requisite Stockholder Approval.

“Board of Directors” means the board of directors of the Company.

“CLIA” has the meaning set forth in Section 3.18 hereof.

“Approval Closing” has the meaning set forth in Section 2.2.

“Other Closing Date” or “Closing Date” shall mean closing date of the transaction contemplated under the Other Securities Purchase Agreement.

“Common Stock” has the meaning set forth in the recitals hereof.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” has the meaning set forth in the recitals hereof.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Data” has the meaning set forth in Section 3.26 hereof.

“Data Security Obligations” has the meaning set forth in Section 3.26 hereof.

“Disclosure Document” has the meaning set forth in Section 5.3 hereof.

“Environmental Laws” has the meaning set forth in Section 3.13 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Effective Date” means the date on which the initial Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“FDA” has the meaning set forth in Section 3.18 hereof.

“Financial Statements” has the meaning set forth in Section 3.7(b) hereof.

“GAAP” has the meaning set forth in Section 3.7(b) hereof.

“Governmental Authorizations” has the meaning set forth in Section 3.11 hereof.

“Health Care Laws” has the meaning set forth in Section 3.18 hereof .

“HIPAA” has the meaning set forth in Section 3.18 hereof.

“Intellectual Property Rights” has the meaning set forth in Section 3.11 hereof.

“Material Adverse Effect” shall mean any change, event, circumstance, development, condition, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, condition (financial or otherwise), management, assets, liabilities, stockholders’ equity or results of operations of the Company or the ability of the Company to perform, its obligations under this Agreement and the other Transaction Agreements (including, without limitation, the issuance and sale of the Securities and the issuance of the Conversion Shares).

“Material Contract” means any Contract to which the Company is a party or by which the Company is bound that is material to the business of the Company, including those that have been filed as an exhibit to the SEC Reports pursuant to Item 601(b)(10) of Regulation S-K.

“National Exchange” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question, together with any successor thereto: the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market and the Nasdaq Capital Market.

“Per Share Price” means $46.00 per share of Series A Preferred Stock.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Placement Agents” has the meaning set forth in the recitals hereof; provided that, for the avoidance of doubt “Placement Agents” shall include Cowen and Company, LLC’s affiliate TD Securities (USA) LLC.

“Purchaser” and “Purchasers” have the meanings set forth in the recitals hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.1(j) hereof.

“Regulatory Authorities” has the meaning set forth in Section 3.18 hereof.

“Requisite Stockholder Approval” has the meaning set forth in Section 5.13 hereof.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.7(a) hereof.

“Securities” has the meaning set forth in the recitals hereof.

“Securities Act” has the meaning set forth in the recitals hereof.

“Short Sales” include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (ii) sales and other transactions through non-U.S. broker dealers or non-U.S. regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Trading Day” means a day on which the Nasdaq Global Select Market is open for business.

“Transaction Agreements” shall mean this Agreement, the schedules and exhibits attached hereto, the Registration Rights Agreement, the Certificate of Designations and any other documents or agreements explicitly contemplated hereunder.

“Transfer Agent” shall mean, with respect to the Common Stock, Computershare Trust Company, N.A., or such other financial institution that provides transfer agent services as the Company may engage from time to time.

2. Purchase and Sale of Securities.

2.1 Purchase and Sale. On the Approval Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $5.8 million of Securities, with a purchase price per share of Series A Preferred Stock equal to the Per Share Price. Subject to and upon the terms and conditions set forth in this Agreement, at the Approval Closing (as defined below), the Company shall issue and sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase from the Company, that number of Securities equal to (x) the dollar amount set forth opposite such Purchaser’s name on Exhibit A under the heading “Aggregate Purchase Price” divided by (y) the Per Share Price, rounded down to the nearest whole share.

2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 5.8 of this Agreement, the closing of the purchase and sale of the Securities (the “Approval Closing”) shall occur remotely via the exchange of documents and signatures on the Approval Closing Date to be agreed to by the Company and the Purchasers but in no event later than the two Trading Days after the Requisite Stockholder Approval, or at such other time, date and location as the Company and the Purchasers may mutually agree in writing. At the Approval Closing, the Securities shall be issued and registered in the name of each Purchaser, or in such nominee name(s) as designated by such Purchaser, representing the number of Securities to be purchased by such Purchaser at such Approval Closing as set forth in Exhibit A, in each case against payment to the Company of the purchase price therefor in full, by wire transfer to the Company of immediately available funds, at or prior to the Approval Closing, in accordance with wire instructions provided by the Company to the Purchasers prior to the Approval Closing, to an account to be designated by the Company (which shall not be an escrow account). On the Approval Closing Date, the Company will issue the Securities in book-entry form, free and clear of all restrictive and other legends (except as expressly provided in Section 4.10 hereof) and shall provide evidence of such issuance from the Company’s Transfer Agent as of the Approval Closing Date to each Purchaser. The failure of the Approval Closing to occur on the Approval Closing Date shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder. In the event the Approval Closing does not occur within five Trading Days after the Approval Closing Date, unless otherwise agreed by the Company and the Purchasers, the Company shall promptly return any previously wired funds to the Purchasers by wire transfer of United States dollars in immediately available funds to the account specified by each Purchaser, and any book entries for the Securities in respect of such returned funds shall be deemed cancelled.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers and the Placement Agents that the statements contained in this Section 3 are true and correct as of the date hereof and the Other Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

3.1 Organization and Power; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted as described in the SEC Reports and to perform its obligations under all Material Contracts. The Company is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failure to be in good standing or to so qualify would not reasonably be expected to have a Material Adverse Effect. The Company has no subsidiaries.

3.2 Capitalization. As of the date of this Agreement, the authorized share capital of the Company consists of 200,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this Agreement, there are 97,159,448 shares of Common Stock outstanding and no shares of preferred stock outstanding. The shares of Common Stock outstanding have been duly authorized and are validly issued, fully paid and non-assessable. The issuance and sale of the Securities (including, subject to the Company obtaining the Requisite Stockholder Approval, the issuance of Conversion Shares upon conversion of the Securities) will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

3.3 Registration Rights. Except as set forth in the Transaction Agreements or as disclosed in the 2024 SEC Reports, the Company is presently not under any obligation, and has not granted any rights, to register under the Securities Act any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued that have not expired or been satisfied or waived.

3.4 Authorization. The Company has all requisite corporate power and authority to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein and therein has been taken. This Agreement has been duly authorized, executed and delivered by the Company and assuming the due authorization, execution and delivery by each Purchaser and that this Agreement constitutes the legal, valid and binding agreement of each Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon its execution by the Company and the other parties thereto and assuming that it constitutes the legal, valid and binding agreement of the other parties thereto, the Registration Rights Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.5 Valid Issuance. The Securities being purchased by the Purchasers hereunder, upon issuance pursuant to the terms hereof, against full payment therefor in accordance with the terms hereof, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those as provided in the Transaction Agreements or restrictions on transfer under applicable state and federal securities laws). The issuance of the Conversion Shares has been duly authorized and the Conversion Shares, subject to receipt of the Requisite Stockholder Approval, when issued in accordance with the terms of the Certificate of Designations, will be duly authorized, validly issued, fully paid and non-assessable, and will be issued free and clear of any liens or other restrictions (other than those as provided in the Transaction Agreements or restrictions on transfer under applicable state and federal securities laws). The Company has reserved such number of shares of Common Stock sufficient to enable full conversion of all of the Securities to the extent allowable prior to receipt of the Requisite Stockholder Approval and, upon receipt of the Requisite Stockholder Approval, the Company shall have reserved such number of shares of Common Stock sufficient to enable the full conversion of all of the Securities. Subject to the accuracy of the representations and warranties made by the Purchasers in Section 4 hereof, the offer and sale of the Securities to the Purchasers is and will be, and the issuance of the Conversion Shares will be, in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of applicable securities laws of the states of the United States.

3.6 Consents. (i) The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Agreements will not contravene (i) any provision of applicable law, (ii) or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws, (iii) or any Material Contract or other material instrument binding upon the Company, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, except in the case of clauses (i), (iii) and (iv), where such contravention would not reasonably be expected to have a Material Adverse Effect, and no consent, approval, authorization or order of, or qualification with, any governmental body, agency or court is required for the performance by the Company of its obligations under the Transaction Agreements, except such as have been obtained or waived or as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities. The Company is unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the consents, approvals, authorizations or orders, or qualifications pursuant to this Section 3.6.

3.7 SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act for the one year preceding the date hereof (the “SEC Reports”). As of the time it was filed with, or furnished to, the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed or furnished, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. None of the SEC Reports is the subject of an ongoing SEC review.

(b) As of their respective filing dates, the financial statements of the Company included in the SEC Reports, together with the related schedules and notes thereto (collectively, the “Financial Statements”), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and presented fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby except for any normal year-end adjustments in the Company’s quarterly financial statements. Except as set forth in the consolidated financial statements of the Company included in the 2024 SEC Reports filed at least one (1) Trading Day prior to the date hereof, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such Financial Statements, none of which have had a Material Adverse Effect. The books of account and other financial records of the Company are true and complete in all material respects.

3.8 Absence of Changes. Except as otherwise stated or disclosed in the 2024 SEC Reports filed at least one Trading Day prior to the date hereof, between December 31, 2023 and the date of this Agreement, (a) the Company has conducted its business only in the ordinary course of business and there have been no material transactions entered into by the Company (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto); (b) no material change to any Material Contract or arrangement by which the Company is bound or to which any of its assets or properties is subject has been entered into that has not been disclosed in the 2024 SEC Reports; and (c) there has not been any other event or condition of any character that has had a Material Adverse Effect.

3.9 Absence of Litigation . There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company is a party or to which any of the properties of the Company is subject that have had a Material Adverse Effect.

3.10 Compliance with Law; Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and the Company has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

3.11 Intellectual Property. The Company solely and exclusively owns or has a valid and enforceable license or right to use all patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names and all other intellectual property and similar proprietary rights (including all registrations and applications for registration of, and all goodwill associated with, any of the foregoing, as applicable) (collectively, “Intellectual Property Rights”) used in or reasonably necessary to conduct its business; (ii) the Intellectual Property Rights owned by the Company and, to the Company’s knowledge, the Intellectual Property Rights licensed to the Company, are valid, subsisting and enforceable, and there is no material pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, scope or enforceability of any such Intellectual Property Rights; (iii) the Company has not received any written notice alleging any material infringement, misappropriation or other violation of Intellectual Property Rights; (iv) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned or licensed by the Company; (v) the Company does not infringe, misappropriate or otherwise violate, nor has infringed, misappropriated or otherwise violated, any Intellectual Property Rights; (vi) all employees or contractors engaged in the development of Intellectual Property Rights on behalf of the Company have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Intellectual Property Rights to the Company, and to the Company’s knowledge no such agreement has been breached or violated; and (vii) the Company uses, and has used, commercially reasonable efforts to appropriately maintain all information intended to be maintained as a trade secret.

3.12 Taxes. The Company has filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company which, singly or in the aggregate, has had (nor does the Company have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company and which could reasonably be expected to have) a Material Adverse Effect.

3.13 Environmental Laws. The Company (w) is, and has been, in compliance with any and all applicable foreign, federal, state and local laws, rules, orders, consents and regulations relating to the protection of health and human safety, the environment, natural resources, and hazardous or toxic substances, wastes, chemicals, pollutants or contaminants (“Environmental Laws”), (x) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business, (y) is in compliance with all terms and conditions of any such permit, license or approval and (z) has not received notices of, and has no knowledge of any event or condition that would reasonably be expected to result in, any actual or potential lability or violation, and is not subject to any pending or to the Company’s knowledge, threatened action, suit, proceeding, investigation or claim, arising under or relating to any Environmental Law, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals, failure to comply with the terms and conditions of such permits, licenses or approvals, or notice, action, suit, proceeding, investigation or claim would not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) there are no costs (including anticipated capital expenditures), obligations or liabilities associated with or arising under Environmental Laws of or relating to the Company and (iii) except as described in the Transaction Agreements, (y) there are no proceedings pending, or to the Company’s knowledge, contemplated, against the Company under Environmental Laws in which a government authority is also a party, other than such proceedings which it is reasonably believed no monetary sanctions of $300,000 or more will be imposed and (z) the Company is not aware of any facts or issues regarding compliance with Environmental Laws that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company.

3.14 Title. The Company has good and marketable title to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company is held under valid, subsisting and enforceable leases with such exceptions as are not material and would not reasonably be expected to materially interfere with the use made and proposed to be made of such property and buildings by the Company.

3.15 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as in the Company’s reasonable judgment are prudent and customary in the businesses in which they are engaged; the Company has not been refused any insurance coverage sought or applied for; and the Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

3.16 Nasdaq Stock Market. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Select Market under the symbol “BDSX”. The Company is in compliance with all applicable listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) applicable to the Company. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Common Stock on the Nasdaq Global Select Market or to deregister the Common Stock under the Exchange Act. The Company has taken no action as of the date hereof that is designed to terminate the registration of the Common Stock under the Exchange Act.

3.17 Regulatory Compliance(i) . (i) The studies, tests and preclinical and clinical trials conducted by or, to the Company’s knowledge, on behalf of or sponsored by the Company or in which the Company has participated, were, and if still pending are being conducted in all material respects in accordance with standard medical and experimental protocols, procedures and controls pursuant to accepted professional scientific research standards and procedures, and all applicable Health Care Laws, the rules and regulations of the Regulatory Authorities and, to the extent required, current Good Clinical Practices and Good Laboratory Practices and (ii) the Company has not received any written notices or correspondence from any Regulatory Authority or any other governmental entity requiring the termination, material modification or suspension of any studies or trials that could result in a Material Adverse Effect.

3.18 Compliance with Health Care Laws. The Company has operated at all times and is currently in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration (the “FDA”) and applicable foreign regulatory authorities, including the European Medicines Agency and the UK Medicines & Healthcare products Regulatory Agency (collectively, the “Regulatory Authorities”), including, without limitation: (i) the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder; (ii) applicable federal, state, local and foreign health care laws, including the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), all applicable federal, state, local and all foreign criminal laws relating to health care fraud and abuse, including but not limited to false statements relating to health care matters (42 U.S.C. Section 1320a-7b(a)), 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the exclusion laws, the statutes, regulations and directives of applicable government funded or sponsored healthcare programs, and the regulations promulgated pursuant to such statutes; (iii) the Standards for Privacy of Individually Identifiable Health Information, the Security Standards, and the Standards for Electronic Transactions and Code Sets promulgated under HIPAA, the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder and any state or non-U.S. counterpart thereof or any other law or regulation the purpose of which is to protect the privacy of individuals or prescribers; (iv) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, the regulations promulgated thereunder; (v) the U.S. Controlled Substances Act (21 U.S.C. Section 801 et seq.); (vi) the Clinical Laboratories Improvement Act of 1967, as amended) (“CLIA”); (vii) licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulatory bodies; and (viii) all other local, state, federal, national, supranational and foreign laws, relating to the regulation of the Company and the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by the Company; (clauses (i) through (viii), collectively, “Health Care Laws”).

3.19 Accounting Controls and Disclosure Controls and Procedures. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting. The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the applicable requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

3.20 Price Stabilization of Common Stock. The Company has not taken, nor will it take, directly or indirectly, any action designed to stabilize or manipulate the price of the Common Stock to facilitate the sale or resale of the Securities.

3.21 Investment Company Act. The Company is not, and immediately after receipt of payment for the Securities will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

3.22 General Solicitation; No Integration or Aggregation. Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) with respect to offers or sales of the Securities pursuant to this Agreement. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be (i) integrated with the Securities sold pursuant to this Agreement for purposes of the Securities Act or (ii) aggregated with prior offerings by the Company for the purposes of the rules and regulations of the Nasdaq Global Market. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 4, neither the Company nor any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby.

3.23 Brokers and Finders. Other than the Placement Agents, neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made for fees of a type contemplated in this Section 3.23 that may be due in connection with the transactions contemplated by the Transaction Documents.

3.24 Reliance by the Purchasers. The Company acknowledges that each of the Purchasers will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein.

3.25 Anti-Bribery and Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.26 Compliance with Data Privacy Laws. (i) The Company has complied in all material respects and is presently in compliance with all internal and external privacy policies, contractual obligations, industry standards, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority and any other legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company of personally identifiable or other regulated data (“Data Security Obligations”, and such data, “Data”); (ii) the Company has not received any written notification of or complaint regarding material non-compliance with any Data Security Obligation; and (iii) there is no action, suit, investigation or proceeding by or before any court or governmental agency, authority or body pending or, to the Company’s knowledge, threatened alleging non-compliance with any Data Security Obligation.

3.27 Transactions with Affiliates and Employees. No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, that is required to be described in the SEC Reports that is not so described.

3.28 Use of Proceeds. The net proceeds of the sale of the Securities hereunder shall be used by the Company for advancement of the Company’s commercial expansion of sales, supporting the Company’s product pipeline, research and development and for general corporate purposes.

3.29 Disclosure. The Company confirms that it has not provided, and to the Company’s knowledge, none of its officers or directors nor any other Person acting on its or their behalf (including, without limitation, the Placement Agents) has provided, and it has not authorized the Placement Agents to provide, any Purchaser or its respective agents or counsel with any information that it believes constitutes material, nonpublic information except insofar as the existence, provisions and terms of the Transaction Agreement and the proposed transactions hereunder and thereunder may constitute such information, all of which will be disclosed by the Company as contemplated by Section 5.3 hereof. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company.

3.30 Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in SEC Reports and is not so disclosed.

3.31 No Additional Agreements. The Company does not have and will not enter into any agreement or understanding (including side letters) with any Purchaser with respect to the transactions contemplated by the Transaction Agreements other than as specified in the Transaction Agreements. The Other Securities Purchase Agreement does not provide, and will not be amended (including via any side letter or similar arrangement) to provide, any terms or conditions (including, without limitation, with respect to the purchase price for the Securities to be issued and sold thereunder) that are more favorable to the Other Purchasers than the terms and conditions of this Agreement and the other Transaction Agreements are to the Purchasers.

3.32 Disclosure of Transactions. Upon the filing of the earlier of any press release disclosing all material terms of the transactions contemplated hereby (the “Press Release”) or the Disclosure Document (as defined below), no Purchaser that is not an officer or a director of the Company shall be in possession of any material, non-public information received from the Company or any of the Company’s officers, directors, employees or agents, that is not disclosed in the Press Release or the Disclosure Document.

4. Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with any other Purchaser, represents and warrants to the Company and the Placement Agents that the statements contained in this Section 4 are true and correct as of the date hereof and the Approval Closing Date:

4.1 Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to enter into this Agreement and perform its obligations hereunder.

4.2 Authorization. Such Purchaser has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. The signature of the Purchaser on this Agreement is genuine and the signatory to this Agreement, if the Purchaser is an individual, has the legal competence and capacity to execute the same or, if the Purchaser is not an individual, the signatory has been duly authorized to execute the same on behalf of the Purchaser. Assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and/or similar laws relating to or affecting the rights of creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflicts. The execution, delivery and performance of the Transaction Agreements by such Purchaser, the purchase of the Securities in accordance with their terms and the consummation by such Purchaser of the other transactions contemplated hereby will not conflict with or result in any violation of, breach or default by such Purchaser (with or without notice or lapse of time, or both) under, conflict with, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable or (ii) any agreement or instrument, undertaking, credit facility, franchise, license, judgment, order, ruling, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (such delay or hindrance, a “Purchaser Adverse Effect”).

4.4 Residency. Such Purchaser’s residence (if an individual) or offices in which its investment decision with respect to the Securities was made (if an entity) are located at the address immediately below such Purchaser’s name on Exhibit A.

4.5 Brokers and Finders. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

4.6 Investment Representations and Warranties. Such Purchaser hereby represents and warrants that, it (i) as of the date hereof is, if an entity, is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act; or (ii) if an individual, is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act and has such knowledge and experience in financial and business matters as to be able to protect its own interests in connection with an investment in the Securities. Such Purchaser further represents and warrants that (x) it is a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including the Purchaser’s investment with respect to the Securities, and (y) that it has not been organized for the purpose of acquiring the Securities and is an “institutional account” as defined by FINRA Rule 4512(c). Such Purchaser understands and agrees that the offering and sale of the Securities has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein.

4.7 Intent. Such Purchaser is purchasing the Securities (and the Conversion Shares) solely for investment purposes, for such Purchaser’s own account and not for the account of others, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Securities (or Conversion Shares) in compliance with applicable federal and state securities laws. Notwithstanding the foregoing, if such Purchaser is purchasing the Securities (and Conversion Shares) as a fiduciary or agent for one or more investor accounts, such Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account. Such Purchaser understands that the Securities (and Conversion Shares) must be held indefinitely unless such Securities (or Conversion Shares) are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available. Nothing contained herein shall be deemed a representation or warranty or agreement by such Purchaser that it will hold the Securities (or Conversion Shares) for any period of time. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

Such Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities (or any securities which are derivatives thereof) to or through any person or entity in violation of federal securities law; such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

4.8 Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks. Such Purchaser acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has knowledge and experience in finance, securities, taxation, investments and other business matters as to be capable of evaluating the merits and risks of investments of the kind described in this Agreement and contemplated hereby, and such Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as such Purchaser has considered necessary to make an informed investment decision.

Such Purchaser acknowledges that such Purchaser (i) is a sophisticated investor, experienced in investing in private placements of equity securities and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. Such Purchaser acknowledges that such Purchaser is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the Company’s filings with the SEC. Alone, or together with any professional advisor(s), such Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for such Purchaser. Such Purchaser is, at this time and in the foreseeable future, able to afford the loss of such Purchaser’s entire investment in the Securities and such Purchaser acknowledges specifically that a possibility of total loss exists.

4.9 Independent Investment Decision. Such Purchaser understands that nothing in the Transaction Agreements or any other materials presented by or on behalf of the Company to such Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in their sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

4.10 Securities Not Registered; Legends. Such Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, and such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held and may not be offered, resold, transferred, pledged or otherwise disposed of by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which are outside of such Purchaser’s control and which the Company may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Securities. Such Purchaser acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

Such Purchaser understands that the Securities and Conversion Shares may bear one or more legends in substantially the following form and substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER SECURITIES ACT OF 1933. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN AVAILABLE REGISTRATION EXEMPTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

In addition, the Securities and Conversion Shares may contain a legend regarding affiliate status of the Purchaser, if applicable.

The Company acknowledges and agrees that a Purchaser may from time to time pledge, and/or grant a security interest in, some or all of the legended Securities or Conversion Shares in connection with applicable securities laws, pursuant to a bona fide margin agreement in compliance with a bona fide margin loan. Such a pledge would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion shall be required in connection with a subsequent transfer or foreclosure following default by the Purchaser transferee of the pledge. No notice shall be required of such pledge, but Purchaser’s transferee shall promptly notify the Company of any such subsequent transfer or foreclosure. Each Purchaser acknowledges that the Company shall not be responsible for any pledges relating to, or the grant of any security interest in, any of the Securities or Conversion Shares or for any agreement, understanding or arrangement between any Purchaser and its pledgee or secured party. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities or Conversion Shares may reasonably request in connection with a pledge or transfer of the Securities or Conversion Shares, as applicable, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder. Each Purchaser acknowledges and agrees that, except as otherwise provided in Section 5.7, any Securities or Conversion Shares subject to a pledge or security interest as contemplated by this Section 4.10 shall continue to bear the legend set forth in this Section 4.10 and be subject to the restrictions on transfer set forth in this Section 4.10.

4.11 Placement Agents. Such Purchaser hereby acknowledges and agrees that (a) each Placement Agent is acting solely as placement agent in connection with the execution, delivery and performance of the Transaction Agreements and the issuance of the Securities to Purchaser and neither the Placement Agents nor any of their respective affiliates have acted as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary or financial advisor for such Purchaser, the Company or any other person or entity in connection with the execution, delivery and performance of the Transaction Agreements and the issuance and purchase of the Securities, (b) each Placement Agent has not made and does not make any representation or warranty, whether express or implied, of any kind or character, or has not provided any advice or recommendation in connection with the execution, delivery and performance of the Transaction Agreements or with respect to the Securities, nor is such information or advice necessary or desired, (c) each Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the execution, delivery and performance of the Transaction Agreements, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, and (d) each Placement Agent will not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such Purchaser, the Company or any other person or entity), whether in contract, tort or otherwise, to such Purchaser, or to any person claiming through it, in respect of the execution, delivery and performance of the Transaction Agreements, except in each case for such party’s own gross negligence, willful misconduct or bad faith. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Securities. Neither the Placement Agents nor any of their respective affiliates have made or make any representation as to the quality or value of the Securities and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company which Purchaser agrees need not be provided to it.

4.12 No General Solicitation. Such Purchaser acknowledges and agrees that the Purchaser is purchasing the Securities directly from the Company. Such Purchaser became aware of this offering of the Securities solely by means of direct contact from the Placement Agents or directly from the Company as a result of a pre-existing, substantive relationship with the Company or the Placement Agents, and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons. The Securities were offered to such Purchaser solely by direct contact between Purchaser and the Company, the Placement Agents and/or their respective representatives. Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to Purchaser, by any other means, and none of the Company, the Placement Agents and/or their respective representatives acted as investment advisor, broker or dealer to such Purchaser. Such Purchaser is not purchasing the Securities as a result of any general or public solicitation or general advertising, or publicly disseminated advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) of Regulation D under the Securities Act.

4.13 Access to Information. In making its decision to purchase the Securities, such Purchaser has relied solely upon independent investigation made by such Purchaser and upon the representations, warranties and covenants set forth herein and upon the statements contained in the SEC Reports. Such Purchaser acknowledges and agrees that such Purchaser has received such information as such Purchaser deems necessary in order to make an investment decision with respect to the Securities. Without limiting the generality of the foregoing, such Purchaser acknowledges that copies of the 2024 SEC Reports filed prior to the date hereof are available on EDGAR at www.sec.gov. Such Purchaser acknowledges and agrees that such Purchaser and its professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities as such Purchaser and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities and that such Purchaser has independently made its own analysis and decision to invest in the Company.

4.14 Certain Trading Activities. Other than consummating the transaction contemplated hereby, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser was first contacted by the Company or any other Person regarding the transaction contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement (and such Purchaser’s legal counsel and other professional advisors), such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

4.15 No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

4.16 Regulation M. Such Purchaser is aware that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Securities and other activities with respect to the Securities by the Purchasers.

5. Covenants.

5.1 Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof. Each Purchaser acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Approval Closing, the Purchaser agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 4 of this Agreement are no longer accurate.

5.2 Listing. The Company shall use commercially reasonable efforts to maintain the listing and trading of its Common Stock on the Nasdaq Global Select Market and, in accordance therewith, will use reasonable best efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the rules and regulations of Nasdaq.

5.3 Disclosure of Transactions. The Company shall, by 5:30 p.m., New York City time, on or prior to the fourth (4th) business day immediately following the date hereof, file with the SEC a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the other Transaction Agreements (and including as exhibits to such Current Report on Form 8-K the material Transaction Agreements (including, without limitation, this Agreement and the Registration Rights Agreement)). Notwithstanding anything in this Agreement to the contrary, the Company shall not publicly disclose the name of any Purchaser or any of its affiliates or advisers, or include the name of any Purchaser or any of its affiliates or advisers in any press release or filing with the SEC (other than any registration statement contemplated by the Registration Rights Agreement) or any regulatory agency, without the prior written consent of such Purchaser, except (i) as required by the federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Agreements (including signature pages thereto) with the SEC or pursuant to other routine proceedings of regulatory authorities, or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Nasdaq Global Market. The Company shall, not later than 9:00 a.m., New York City time, on the Trading Day immediately following the date hereof, release the Press Release.

5.4 Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any National Exchange such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

5.5 Subsequent Equity Sales. From the date hereof until 30 days after the effective date of the Initial Registration Statement (as defined in the Registration Rights Agreement), without the consent of the Purchasers of at least a majority in interest of the Securities then held by Purchasers, the Company shall not (a) issue shares of Common Stock or Common Stock Equivalents, or (b) file with the SEC a registration statement under the Securities Act relating to any shares of Common Stock or Common Stock Equivalents. Notwithstanding the foregoing, the provisions of this Section 5.5 shall not apply to (i) the issuance of the Securities hereunder, (ii) the transactions contemplated by the Registration Rights Agreement, (iii) the issuance of Common Stock upon the exercise of any options or warrants or upon the vesting of any restricted stock units outstanding on the date hereof, (iv) the issuance of Common Stock or Common Stock Equivalents to employees, directors or consultants pursuant to (a) any stock option or equity incentive or employee stock purchase plan in effect on the date hereof, or (b) any compensation agreements, (v) the issuance of Common Stock in connection with acquisitions or strategic transactions, provided that any such issuance shall only be to a Person which is an operating company in a business synergistic with the business of the Company, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, provided that the aggregate number of shares of Common Stock issued in accordance with clause (v) of this Section 5.5 do not exceed 10% of the number of shares of Common Stock outstanding immediately after the issuance and sale of the Shares, (vi) the filing of a registration statement on Form S-8, and (vii) facilitating the establishment of a trading plan on behalf of a stockholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock.

5.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities for commercial expansion of sales, supporting the Company’s product pipeline, research and development and for general corporate purposes.

5.7 Removal of Legends.

(a) Once a Registration Statement covering the resale of the Conversion Shares is declared effective, the Company shall instruct the Transfer Agent to remove all restrictive legends, including the legend set forth in Section 4.10 above (or, in the event that Conversion Shares are issued upon conversion after the Registration Statement is declared effective, the Conversion Shares shall be issued without restrictive legends). Further, the Company shall instruct the Transfer Agent to remove all restrictive legends, including the legend set forth in Section 4.10 above, (i) following any sale of such Securities or Conversion Shares pursuant to Rule 144 or any other applicable exemption from the registration requirements of the Securities Act, or (ii) if such Conversion Shares are eligible for resale under Rule 144(b)(1) or any successor provision (or, in the event that Conversion Shares are issued upon conversion after the conditions set forth in clauses (i) and (ii) above, the Conversion Shares shall be issued without restrictive legends). Without limiting the foregoing, upon request of the Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall, within three Trading Days, cause the legend to be removed from any certificate (or electronic book-entry notation) for any Securities or Conversion Shares in accordance with the terms of this Agreement and deliver, or cause to be delivered, to any Purchaser new certificate(s) (or electronic book-entry statements) representing the Securities or Conversion Shares that are free from all restrictive and other legends or, at the request of such Purchaser, via DWAC transfer to such Purchaser’s account.

(b) In addition to such Purchaser’s other available remedies, if the Company shall not cause the legend to be removed within three Trading Days (the “Legend Removal Date”), the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Series A Non-Voting Convertible Preferred Stock subject to such conversion (based on the volume-weighted average price of the Common Stock on the date of the applicable Notice of Conversion (as defined in the Certificate of Designations)), $10 per Trading Day for each Trading Day after the Legend Removal Date until the Conversion Shares are delivered without a legend.

5.8 Withholding Taxes. Each Purchaser agrees to furnish the Company with such information, representations and forms as shall reasonably be requested by the Company from time to time to assist the Company in complying with any applicable tax law (including any withholding obligations). Each Purchaser represents that it has provided the Company with a completed and executed Internal Revenue Service Form W-9 or applicable Form W-8, as appropriate, and agrees to promptly furnish the Company with such forms upon any expiration, obsolescence or inaccuracy of any prior forms or upon request of the Company.

5.9 Fees and Taxes. The Company shall be responsible for the payment of the Placement Agents’ fees, any financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to placement agents as the Company may engage in connection with the transactions contemplated by the Transaction Agreements.

5.10 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Purchasers under the Transaction Agreements.

5.11 Reporting Status. The Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

5.12 Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in the Certificate of Designations, the Company shall not effect any conversion of any share of Series A Preferred Stock, and a Purchaser shall not have the right to convert any portion of its Series A Preferred Stock, to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion with respect to the Series A Preferred Stock, such Purchaser (or any of such Purchaser’s Affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Purchaser for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Purchaser is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Purchaser and its Attribution

Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to the Notice of Conversion or the Automatic Conversion, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Purchaser or any of its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Purchaser or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 5.12, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 5.12, in determining the number of outstanding shares of Common Stock, a Purchaser may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (ii) a more recent public announcement by the Company that is filed with the Commission, or (iii) a more recent notice by the Company or the Company’s transfer agent to the Purchaser setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written request of a Purchaser (which may be by e-mail), the Company shall, within two (2) Trading Days of such request, confirm in writing to such Purchaser (which may be by e-mail) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including Series A Preferred Stock, by such Purchaser or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Purchaser. The “Beneficial Ownership Limitation” shall initially be set at the discretion of each Purchaser to a percentage between 0% and 19.9% of the number of shares of the Common Stock outstanding or deemed to be outstanding as of the applicable measurement date, and such percentage shall be set at 19.9% for any Holder that does not make such designation on the signature page hereto. The Company shall be entitled to rely on representations made to it by any Purchaser in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Company, (i) any Purchaser may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.9%, which increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company, and (ii) any Purchaser may reset the Beneficial Ownership Limitation percentage to a lower percentage provided that such decrease shall not become effective until the later of (x) 5:00 p.m. Eastern time on the third Trading Day after the date of the Requisite Stockholder Approval and (y) if the Requisite Stockholder Approval is not obtained within six months after the initial issuance of the Series A Preferred Stock, the date that is three Trading Days after the date that is six months after the initial issuance of the Series A Preferred Stock. Upon such a change by a Purchaser of the Beneficial Ownership Limitation, not to exceed 19.9%, the Beneficial Ownership Limitation may not be further amended by such Purchaser without first providing the minimum notice required by this Section 5.12. Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Purchaser may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company. The provisions of this Section 5.12 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Securities in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Purchaser for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. Notwithstanding the foregoing, to the extent that such Purchaser already holds greater than 19.9% of the number of shares of the Common Stock outstanding or deemed to be outstanding as of the applicable measurement date, this Section 5.12 shall not apply. Capitalized terms used in this Section 5.12 without definition shall have the meanings ascribed to them in the Certificate of Designations.

5.13 Requisite Stockholder Approval. The Company shall hold a meeting of the stockholders on May 21, 2024 (the “Annual Meeting”), for the purpose of obtaining stockholder approval of the (i) conversion of all issued and outstanding Series A Preferred Stock into shares of Common Stock in accordance with the Nasdaq Stock Market Rules and (ii) issuance of the Securities to the Purchasers (the “Requisite Stockholder Approval”). The Company shall use its best efforts to solicit its stockholders’ approval of such resolution and to cause the Board of Directors to recommend to the stockholders that they approve such resolution. If the Requisite Stockholder Approval is not obtained at the Annual Meeting, the Company shall cause an additional meeting of stockholders to be held within 60 days from the date of the Annual Meeting (the “Extended Stockholder Approval Period”). If the Requisite Stockholder Approval is not obtained within the Extended Stockholder Approval Period, then the Company shall convene additional stockholder meetings every 60 days thereafter until the Requisite Stockholder Approval is obtained.

5.14 Conversion and Exercise Procedures. The form of Notice of Conversion included in the Certificate of Designations sets forth the totality of the procedures required of the Purchasers in order to convert the Securities. Without limiting the preceding sentence, no ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required in order for the registered holder thereof to convert the Securities. No additional legal opinion, other information or instructions shall be required of a Purchaser to convert its Securities. The Company shall honor conversions of the Securities and shall deliver Conversion Shares in accordance with the terms, conditions and time periods set forth in the Transaction Agreements.

5.15 Short Sales After the Date Hereof. Such Purchaser shall not engage, directly or indirectly, in any transactions in the Company’s securities (including, without limitation, any Short Sales involving the Company’s securities) during the period from the date hereof until the earlier of such time as (i) the transactions contemplated by this Agreement are first publicly announced as required by and described in Section 5.3 or (ii) this Agreement is terminated in full pursuant to Section 7.

Notwithstanding the foregoing, no Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 5.3; provided, however, each Purchaser agrees, severally and not jointly with any Purchasers, that they will not enter into any Net Short Sales (as hereinafter defined) from the period commencing on the Approval Closing Date and ending on the earliest of (x) the Effective Date, (y) the twenty-four (24) month anniversary of the Approval Closing Date or (z) the date that such Purchaser no longer holds any Securities. For purposes of this Section 5.15, a “Net Short Sale” by any Purchaser shall mean a sale of Common Stock by such Purchaser that is marked by such Purchaser as a short sale and that is made at a time when there is no equivalent offsetting long position in Common Stock held by such Purchaser. Notwithstanding the foregoing, in the event that a Purchaser is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the financing transaction contemplated by this Agreement. Moreover, notwithstanding the foregoing, in the event that a Purchaser has sold Securities pursuant to Rule 144 prior to the Effective Date and the Company has failed to deliver certificates without legends prior to the settlement date for such sale (assuming that such certificates meet the requirements set forth in Section 5.7 for the removal of legends), the provisions of this Section 5.15 shall not prohibit the Purchaser from entering into Net Short Sales for the purpose of delivering shares of Common Stock in settlement of such sale. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that covering a short position established prior to effectiveness of a resale registration statement with shares included in such registration statement would be a violation of Item 239.10 of the Securities Act Sections Compliance and Disclosure Interpretations issued by the Commission’s Division of Corporation Finance.

5.16 Equal Treatment of Purchasers.No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the Purchasers. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of shares of Common Stock or otherwise.

6. Conditions of Closing.

6.1 Conditions to the Obligation of the Purchasers. The several obligations of each Purchaser to consummate the transactions to be consummated at the Approval Closing, and to purchase and pay for the Securities being purchased by it at the Approval Closing pursuant to this Agreement, are subject to the satisfaction or the waiver by such Purchaser in writing of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects, except for those representation and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as of the date hereof and as of the Closing Date, as though made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

(b) Performance. The Company shall have performed in all material respects the obligations and conditions herein required to be performed or observed by the Company on or prior to the Approval Closing Date.

(c) No Injunction. At the Approval Closing, the purchase of and payment for the Securities by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation and no such prohibition shall have been threatened in writing.

(d) Consents. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Securities, all of which shall be in full force and effect.

(e) Transfer Agent. The Company shall have furnished all required materials to the Transfer Agent to reflect the issuance of the Securities at the Approval Closing.

(f) Opinion of Company Counsel. The Company shall have delivered to the Purchasers and the Placement Agents the opinion of Sidley Austin LLP, dated as of the Closing Date in customary form and substance to be reasonably agreed upon with the Purchasers and addressing such legal matters as the Purchasers and the Company reasonably agree.

(g) Compliance Certificate. An authorized officer of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying that the conditions specified in Sections 6.1(a) (Representations and Warranties), 6.1(b) (Performance), 6.1(c) (No Injunction) and 6.1(j) (Listing Requirements) of this Agreement have been fulfilled.

(h) Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Approval Closing Date a certificate certifying (i) the Amended and Restated Certificate of Incorporation; (ii) the Amended and Restated Bylaws; and (iii) resolutions of the Company’s Board of Directors (or an authorized committee thereof) approving this Agreement, the other Transaction Agreements, the transactions contemplated by this Agreement and the issuance of the Securities.

(i) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) to the Purchasers.

(j) Listing Requirements. No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock. The Common Stock shall be listed on a National Exchange and shall not have been suspended, as of the Closing Date, by the SEC or the National Exchange from trading thereon nor shall suspension by the SEC or the National Exchange have been threatened, as of the Closing Date, in writing by the SEC or the National Exchange; and the Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Conversion Shares.

(k) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental entity, shall have been issued, and no action or proceeding shall have been instituted by any governmental entity, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Agreements.

(l) A lock-up agreement from the Company’s officers and directors in a form previously agreed to with TD Securities (USA) LLC, William Blair & Company, L.L.C. and Canaccord Genuity LLC.

(m) This Agreement shall not have been terminated as to such Purchaser in accordance with Section 7 hereof.

6.2 Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to each Purchaser the Securities to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction or waiver in writing of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of each Purchaser in Section 4 hereto shall be true and correct on and as of the Approval Closing Date, with the same force and effect as though made on and as of the Closing Date and consummation of the Closing shall constitute a reaffirmation by the Purchaser of each of the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement as of the Approval Closing Date.

(b) Performance. Each Purchaser shall have performed or complied with in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Approval Closing Date.

(c) Injunction. The purchase of and payment for the Securities at the Approval Closing by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) Registration Rights Agreement. Each Purchaser shall have executed and delivered the Registration Rights Agreement to the Company in the form attached as Exhibit B.

(e) Payment. The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the purchase price for the number of Securities being purchased by each Purchaser at the Approval Closing as set forth in Exhibit A.

7. Termination.

7.1 Termination.The obligations of the Company, on the one hand, and the Purchaser, on the other hand, to effect the Approval Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Purchaser prior to the Approval Closing;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By the Purchaser if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Purchaser; or

(iv) By either the Company or the Purchaser if the Approval Closing has not occurred on or prior to the fifth Trading Day following the Requisite Stockholder Approval;

provided, however, that, except in the case of clauses (ii), (iii) and (iv) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in the Transaction Agreements if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Approval Closing.

7.2 Notice. In the event of termination by the Company or the Purchaser of its obligations to effect the Closing pursuant to Section 7.1, written notice thereof shall be given to the other party. Nothing in this Section 7 shall be deemed to release any party from any liability for any breach by such party of the other terms and provisions of the Transaction Agreements or to impair the right of any party to compel specific performance by any other party of its other obligations under the Transaction Agreements.

8. Miscellaneous Provisions.

8.1 Public Statements or Releases. Except as set forth in Section 5.3, neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties without the prior consent of the other party (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, and subject to compliance with Section 5.3, nothing in this Section 8.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law, including applicable securities laws, or under the rules of any national securities exchange or securities market, in which case the Company shall allow the Purchaser reasonable time to comment on such release or announcement in advance of such issuance. The Company shall not include the name of the Purchaser in any press release or public announcement (which, for the avoidance of doubt, shall not include any filing with the SEC) without the prior written consent of the Purchaser, except as otherwise required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company shall allow the Purchaser, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

8.2 Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:

(a) If to the Company, addressed as follows:

Biodesix, Inc.

919 West Dillon Rd.

Louisville, CO 80027

Attention: Robin Harper Cowie

Email: robin.cowie@biodesix.com

with a copy (which shall not constitute notice):

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

Attention: Frank F. Rahmani; Samir A. Gandhi

Email: frahmani@sidley.com; sgandhi@sidley.com

(b) If to any Purchaser, at its address set forth on Exhibit A or to such e-mail address, or address as subsequently modified by written notice given in accordance with this Section 8.2.

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

8.3 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.4 Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.

(b) The Company and each of the Purchasers hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the any state court or United States Federal court sitting in the City of New York in the State of New York;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 8.2 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

8.5 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.6 Expenses. Except as expressly set forth in the Transaction Agreements to the contrary, each party shall pay its own out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by such party, incurred in connection with the proposed investment in the Securities and the consummation of the transactions contemplated thereby; provided, however, that the Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes (other than income taxes) and duties levied in connection with the delivery of any Securities to the Purchasers. The Company shall pay all Placement Agent fees relating to or arising out of the transactions contemplated by this Agreement.

8.7 Assignment. None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company, in the case of a Purchaser, and (y) the Purchasers, in the case of the Company, provided that a Purchaser may, without the prior consent of the Company, assign its rights to purchase the Securities hereunder to any of its affiliates or to any other investment funds or accounts managed or advised by the investment manager who acts on behalf of such Purchaser (provided each such assignee agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

8.8 Confidential Information.

(a) Each Purchaser covenants that until such time as the transactions contemplated by this Agreement and any material non-public information provided to such Purchaser are publicly disclosed by the Company (which the Company shall effect in accordance with Section 5.3 hereof), such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), other than to such Purchaser’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law.

(b) The Company may request from the Purchasers such additional information as the Company may deem necessary to evaluate the eligibility of the Purchaser to acquire the Securities, and the Purchaser shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that the Company agrees to keep any such information provided by the Purchaser confidential, except (i) as required by the federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq. The Purchaser acknowledges that the Company may file a copy of this Agreement and the Registration Rights Agreement with the SEC as exhibit to a periodic report or a registration statement of the Company.

8.9 Reliance by and Exculpation of Placement Agents.

(a) Each Purchaser agrees for the express benefit of each Placement Agent, its affiliates and its representatives that (i) such Placement Agent, its affiliates and its representatives have not made, and will not make any representations or warranties with respect to the Company or the offer and sale of the Securities, and such Purchaser will not rely on any statements made by such Placement Agent, orally or in writing, to the contrary, (ii) such Purchaser will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Securities, (iii) such Purchaser will be purchasing Securities based on the results of its own due diligence investigation of the Company and such Placement Agent and each of its directors, officers, employees, representatives, and controlling persons have made no independent investigation with respect to the Company, the Securities, or the accuracy, completeness, or adequacy of any information supplied to the Purchaser by the Company, (iv) such Purchaser has negotiated the offer and sale of the Securities directly with the Company, and such Placement Agent will not be responsible for the ultimate success of any such investment and (v) the decision to invest in the Company will involve a significant degree of risk, including a risk of total loss of such investment. Each Purchaser further represents and warrants to each Placement Agent that it, including any fund or funds that it manages or advises that participates in the offer and sale of the Securities, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by this Agreement. This Section 8.9 shall survive any termination of this Agreement.

(b) The Company agrees and acknowledges that the Placement Agents may rely on its representations, warranties, agreements and covenants contained in this Agreement and each Purchaser agrees that the Placement Agents may rely on such Purchaser’s representations and warranties contained in this Agreement as if such representations and warranties, as applicable, were made directly to the Placement Agents.

(c) Neither the Placement Agents nor any of their respective affiliates or representatives (1) shall be liable for any improper payment made in accordance with the information provided by the Company; (2) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to the Transaction Agreements or in connection with any of the transactions contemplated therein; or (3) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by the Transaction Agreements or (y) for anything which any of them may do or refrain from doing in connection with the Transaction Agreements, except in each case for such party’s own gross negligence, willful misconduct or bad faith.

(d) The Company agrees that the Placement Agents, their respective affiliates and representatives shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (2) be indemnified by the Company for acting as a Placement Agent hereunder pursuant to the indemnification provisions set forth in the applicable letter agreement between the Company and each Placement Agent.

8.10 Third Parties. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including, without limitation, any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Placement Agents are an intended third-party beneficiary of the representations and warranties of the Company and of each Purchaser set forth in Section 3, Section 4 and Section 6.1(h) and Section 8.9 respectively, of this Agreement.

8.11 Independent Nature of Purchasers’ Obligations and Right. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser also acknowledges that Sidley Austin LLP has rendered legal advice to the Company and not such Purchaser. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company has elected to provide all Purchasers with the same terms and Transaction Agreements for the convenience of the Company and not because it was required or requested to do so by any Purchaser.

8.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.13 Entire Agreement; Amendments. This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchasers of at least a majority in interest of the Series A Preferred Stock then held by the Purchasers. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Purchaser without the written consent of such Purchaser unless such amendment or waiver applies to all Purchasers in the same fashion and provided that the consent of each Purchaser is required for the waiver of any of the conditions set forth in Sections 6.1(f) or 6.1(k). The Company, on the one hand, and each Purchaser, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by such Purchaser or the Company, respectively, with any term or provision hereof or any condition hereto to be performed, complied with or satisfied by such Purchaser or the Company, respectively.

8.14 Survival. The covenants, representations and warranties made by each party hereto contained in this Agreement shall survive the Approval Closing and the delivery of the Securities in accordance with their respective terms. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

8.15 Mutual Drafting. This Agreement is the joint product of each Purchaser and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

8.16 Additional Matters. For the avoidance of doubt, the parties acknowledge and confirm that the terms and conditions of the Securities were determined as a result of arm’s-length negotiations.

8.17 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

BIODESIX, INC.

By:	/s/ Robin Harper Cowie
Name: Robin Harper Cowie
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Birchview Fund

By:	/s/ Matthew Strobeck
Name: Matthew Strobeck
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Birchview Capital Separately Managed Account

By:	/s/ Matthew Strobeck
Name: Matthew Strobeck
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Robin Harper Cowie

By:	/s/ Robin Harper Cowie
Name: Robin Harper Cowie
Title: Investor

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Scott Hutton

By:	/s/ Scott Hutton
Name: Scott Hutton
Title: CEO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

KFDI-B LLC

By:	/s/ Lawrence T. Kennedy, Jr.
Name: Lawrence T. Kennedy, Jr.
Title: Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Lawrence T. Kennedy, Jr., Perpetuity Trust UAD 6/30/2016

By:	/s/ Susan Callahan
Name: Susan Callahan
Title: Vice President, Trustee, Bryn Mawr Trust of DE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Robert Lunt

By:	/s/ Robert Lunt
Name: Robert Lunt
Title: Senior Director of Marketing

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Kieran O’Kane

By:	/s/ Kieran O’Kane
Name: Kieran O’Kane
Title: Chief Commercial Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

John Patience Trust dated 7/23/1993

By:	/s/ John Patience
Name: John Patience
Title: Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Gary Pestano

By:	/s/ Gary Pestano
Name: Gary Pestano
Title: Chief Development Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Jack Schuler

By:	/s/ Jack Schuler
Name: Jack Schuler
Title: Investor

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

S.C. Springmeyer

By:	/s/ S.C. Springmeyer
Name: S.C. Springmeyer
Title: Chief Medical Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Chris Vazquez

By:	/s/ Chris Vazquez
Name: Chris Vazquez
Title: Chief Accounting Officer

EXHIBIT A

PURCHASERS

Purchaser Name and Address	Number of Common Shares	Number of Preferred Shares	Aggregate Purchase Price	Beneficial Ownership Limitation
Birchview Capital Separately Managed Account	52,160	1,304	$60,008	19.99%
Birchview Fund	295,680	7, 392	$340,008	19.99%
John Patience Trust dated 7/23/993	217,400	5,435	$250,010	19.99%
Jack Schuler	86,960	2,174	$100,004	N/A
KFDI-B LLC	2,608,720	65,218	$3,000,008	N/A
Lawrence T. Kennedy, Jr., Perpetuity Trust UAD 6/30/2016	1,739,120	43,478	$2,000,008	N/A
Scott Hutton	26,120	653	$30,038	19.99%
Robin Harper Cowie	13,080	327	$15,042	19.99%
Kieran O’Kane	13,080	327	$15,042	19.99%
Steven Springmeyer	8,720	218	$10,028	19.99%
Robert Lunt	8,720	218	$10,028	19.99%
Gary Pestano	880	22	$1,012	19.99%
Chris Vazquez	880	22	$1,012	19.99%

TOTAL:	5,071,520	126,788	$5,832,248

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

B-1

EXHIBIT C

CERTIFICATE OF DESIGNATION

C-1